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                                                                     Exhibit 3.5


                                 AMENDMENT NO. 1

                                       TO

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                    CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.


      This Amendment No. 1 (this "Amendment") to Agreement of Limited Partnership (the "Partnership Agreement") of Cedar Shopping Centers Partnership, L.P., dated as of June 25, 1998, is entered into as of October 9, 2003, by and among Cedar Shopping Centers, Inc. (the "General Partner") and all the persons who have executed the Partnership Agreement as Limited Partners. All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.

      WHEREAS, the parties hereto desire to amend the Partnership Agreement to provide that the Units are redeemable for REIT Shares on a one-to-one basis, in accordance with the terms of the Partnership Agreement;

      NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      Section 1. Amendment. The Partnership Agreement shall be amended as follows:

            (a) In Section 1.1, the definition of the term "Conversion Factor" shall be deleted in its entirety and replaced by the following new definition:

            "Conversion Factor" shall mean 1.0, provided that in the event the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares to all holders of its outstanding REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) splits or subdivides its REIT Shares into a larger number of REIT Shares, or (iii) effects a reverse split or combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor previously in effect by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination, unless the General Partner concurrently declares, makes or pays an equivalent dividend, distribution, split, subdivision, reverse split or combination of Units such that a Partner would receive the same Cash Amount or REIT Shares Amount if it exercised its redemption rights under Section 8.6 after such event as it would have
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      received if it had exercised its redemption rights immediately prior to such event. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. For purposes of this definition, the term "REIT Share" shall not include any Trust Shares (as defined in the Articles of Incorporation of the General Partner).

      Section 2. Complete Agreement. The Partnership Agreement as amended by this Amendment is the entire agreement of the parties with respect to the subject matter hereof. The Partnership Agreement, as amended hereby, shall continue in full force and effect.

      Section 3. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Amendment.

      Section 4. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

      Section 5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

      Section 6. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Partnership Agreement to be executed as of the day and year first above written.


                              CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.

                              By:   Cedar Shopping Centers, Inc.
                                    General Partner
                              By:
                                 ---------------------------------------------
                                 Name:    Leo S. Ullman
                                 Title:   President


                              LIMITED PARTNERS:

                              CEDAR BAY COMPANY

                              By:
                                 ---------------------------------------------
                                 Name:
                                        --------------------------------------
                                 Title:
                                        --------------------------------------


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